CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A (No. 333-281681) of our report dated April 15, 2025 (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of ESG, Inc. for the year ended December 31, 2024 included in its annual report (Form 10-K) for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

June 26, 2025